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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                           (AMENDMENT NO. ___________)






                                  HOWTEK, INC
                         ------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)



                                     443209
                         ------------------------------
                                 (CUSIP Number)




                         ------------------------------




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CUSIP NO. 443209                      13G                      PAGE 2 OF 5 PAGES



1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

                                  ROBERT HOWARD


2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)  [ ]
                                                          (b)  [ ]
                                 NOT APPLICABLE

3.      SEC USE ONLY:


4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

                            UNITES STATES OF AMERICA


NUMBER OF                     5.  SOLE VOTING POWER: 1,578,982 shares (excludes
                              7,000 shares owned by spouse which Mr. Howard disclaims beneficial ownership under Rule 13d-4)
SHARES

BENEFICIALLY
                              6.  SHARED VOTING POWER:  0
OWNED BY

EACH 7. SOLE DISPOSITIVE POWER: 1,578,982 shares (excludes 7,000 shares owned by spouse which Mr. Howard disclaims beneficial ownership under
                              Rule 13d-4)
REPORTING

PERSON WITH                   8.  SHARED DISPOSITIVE POWER:   0


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON:

                              1,578,982 Shares

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CUSIP NO. 443209                      13G                      PAGE 3 OF 5 PAGES


10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES:                                             [ ]

                              NOT APPLICABLE

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

                              17.42%

12.     TYPE OF REPORTING PERSON:                    IN


ITEM 1(a).     NAME OF ISSUER:        HOWTEK, INC.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                      21 PARK AVENUE
                                      HUDSON, NH 03051

ITEM 2(a).     NAME OF PERSON FILING:

                                      ROBERT HOWARD

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                                      303 East 57th Street
                                      Apt. 39A
                                      New York, NY 10022

ITEM 2(c). CITIZENSHIP:               United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES:    Common Stock, par value $0.01 per
                                            share

ITEM 2(e). CUSIP NUMBER:              443209

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a)  [ ]  Broker or dealer registered under Section 15 of the Act,
                                       N/A
        (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,
                                       N/A

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CUSIP NO. 443209                      13G                     PAGE 4 OF 5 PAGES


        (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,
                                       N/A
        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,
                                       N/A
        (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940.
                                       N/A
        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(f).
                                       N/A
        (g)  [ ] Parent Holding Company, in accordance with Rule l3d-1(b)(ii)
                 (G); see Item 7, N/A
        (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii) (H).
                                       N/A


ITEM 4. OWNERSHIP.

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-l (b)
(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

        (a) Amount beneficially owned:       1,578,982

        (b) Percent of class:                17.42%

        (c) Number of shares as to which such person has;

             (i) Sole power to vote or to direct the vote 1,578,982

             (ii) Shared power to vote or to direct the vote      0

             (iii) Sole power to dispose or to direct the disposition of
                   1,578,982

             (iv) Shared power to dispose or to direct the disposition of   0

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CUSIP NO. 443209                      13G                      PAGE 5 OF 5 PAGES


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                 Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                                 Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                                 Not Applicable

ITEM 10.       CERTIFICATION.

                                 Not Applicable


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief; I certify that the information set forth in this statement is true, complete and correct.

                                                         2/13/98
                                             -----------------------------------
                                                         (Date)

                                                  /s/ Robert Howard
                                             -----------------------------------
                                                       (Signature)

                                                      ROBERT HOWARD
                                             -----------------------------------
                                                         (Name)